Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

Massey Energy Announces Board Changes

Richmond, Virginia, February 7, 2005 - Massey Energy Company (NYSE:MEE) today announced the appointment of James B. Crawford to its Board of Directors. Crawford served as Chairman and Chief Executive Officer of James River Coal Company from its founding in 1988 to 2003 and has served as a consultant for Evan Energy Investments, LC since 2004. “Jim has long been a well-respected colleague in coal industry management and we are very pleased that he has agreed to join our Board of Directors,” said Don L. Blankenship, Massey Chairman and CEO.

Prior to joining James River Coal, Crawford served as President and Chief Executive Officer for Transco Coal Company from 1982 to 1988. Previously, he served as Senior Vice President for Transco Energy Company from 1981 to 1982. Crawford served as a director of A.T. Massey Coal Company, Inc. from 1974 to 1981, as Executive Vice President from 1980 to 1981, and as Vice President – Finance from 1974 to 1980. He graduated from Colby College with a B.A. in Economics in 1964 and an M.A. in 1990. Crawford is Chair of the Board of Trustees of Colby College and serves on the Board of Directors of Dominion Companies, Inc.

Massey also announced today the resignation of James H. “Buck” Harless from the Board of Directors for personal reasons. Harless has been on Massey’s Board of Directors since 2001, serving as the Chairman of the Public and Environmental Policy Committee.

“I feel it is important, given my time of life and the demands of my growing company, to focus my full-time efforts on my business,” said Harless. “Given these demands, I find it difficult to offer the time necessary to make a continuing contribution to Massey’s Board.” Harless stated that he has nothing but best wishes for Massey, its management and the Board of Directors, and that he will miss his involvement with the Company.

“We are truly going to miss the many contributions my friend Buck Harless has made to Massey’s success,” said Blankenship. “These are particularly interesting times in our industry and Buck’s many years of experience enabled him to offer expertise that has been highly valued by me and other members of our Board of Directors. Management and the Board look forward to maintaining our personal contact with Buck in the future.”

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenues.

###